Exhibit 10-x

               THIRD AMENDMENT TO THE MASTER TRUST
                 AGREEMENT FOR EMPLOYEES' PLANS



         This Third Amendment to the Master Trust Agreement for Employees' Plans, entered into effective July 2, 1993, expressly amends and modifies that certain Master Trust Agreement dated as of October 26, 1989, by and between PSI Resources, Inc. (formerly PSI Holdings, Inc.) (the "Company"), and National City Bank, Indiana (formerly Merchants National Bank & Trust Company) ("National City"), as trustee, to which U.S. Trust Company of California, N.A. is the successor trustee (the "Trustee").

         WHEREAS, effective as of October 26, 1989, the Company and National City entered into a Master Trust Agreement concerning the contribution of funds in trust with regard to certain benefit plans applicable to employees upon a "Potential Change in Control" or a "Change in Control" of the Company as those terms are defined in the Master Trust Agreement; and

         WHEREAS, effective December 1, 1992, the Master Trust Agreement was amended with respect to the definitions of "Potential Change in Control" and "Change in Control" so as to exclude from those definitions, with regard to any plan the benefits of which are payable to participants solely in terms of cash, the contemplated merger between the Company, PSI Energy, Inc. ("Energy"), and The Cincinnati Gas & Electric Company ("CG&E"); and

         WHEREAS, the Company desires to further amend the Master Trust Agreement with respect to the definitions of "Potential Change in Control" and "Change in Control" so as to exclude from those definitions, with regard to any plan the benefits of which are payable to participants solely in terms of cash, any merger, consolidation, or similar transaction between the Company and either (1) CG&E that is approved by the Company's board of directors, or (2) CINergy Corp., a corporation to be formed under the laws of the State of Delaware ("CINergy"), pursuant to the terms of an amended and restated agreement and plan of reorganization, entered into by and among the Company, Energy, CG&E, CINergy, and CINergy Sub, Inc., a corporation to be formed under the laws of the State of Ohio; and

         WHEREAS, the Master Trust Agreement permits the Company to amend the trust by means of a written document signed by the Company and with the written consent of employees having at least 65 percent of all amounts then held in the Trust credited to their accounts, and such consents have been obtained.

         NOW, THEREFORE, the parties agree as follows:

         1.   Effective as of July 2, 1993, the Company and the
Trustee agree that Article III of the Master Trust Agreement shall be amended to read in full as follows:

                          "ARTICLE III

                        CHANGE IN CONTROL

         SECTION 3.1 Definition of Potential Change in Control. For purposes of this Trust, a Potential Change in Control of the Company shall have occurred if (i) any corporation, person, other entity or group becomes the 'beneficial owner' (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 25 percent or more of the then outstanding voting stock of the Company; (ii) any such corporation, person, entity or group beneficially owning 25 percent or more of such securities increases its beneficial ownership of such securities by five percent or more of the voting power of such securities; or (iii) any person (including the Company) publicly announces an intention to take actions which, if consummated, would constitute a Change in Control of the Company. Notwithstanding the foregoing, and only with regard to any Plan covered by this Agreement the benefits of which are payable to participants solely in terms of cash, a Change in Control shall not include any merger, consolidation or similar transaction between the Company and The Cincinnati Gas & Electric Company ('CG&E') approved by the Company's Board of Directors, or (ii) CINergy, Corp., a corporation to be formed under the laws of the State of Delaware ('CINergy'), pursuant to the terms of an amended and restated agreement and plan of reorganization, entered into by and among the Company, CG&E, PSI Energy, Inc., CINergy, and CINergy Sub, Inc., a corporation to be formed under the laws of the State of Ohio."

         SECTION 3.2 Definition of Change in Control. For purposes of this Trust, a Change in Control of the Company shall have occurred if (i) any corporation, person, other entity or group, becomes the 'beneficial owner' (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50 percent of the then outstanding voting stock of the Company, otherwise than through a transaction arranged by, or consummated with the prior approval of, the Company's Board of Directors; (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation in a transaction in which neither the Company nor any of its subsidiaries or affiliates will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Company's assets to any person or group other than the Company or any of its subsidiaries or affiliates, other than a merger or a sale which will result in the voting securities of the Company outstanding prior to the merger or sale continuing to represent at least 50 percent of the combined voting power of the voting securities of the corporation surviving the merger or purchasing the assets; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company's Board of Directors (and any new director whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason, with the exception of the exercise of the voting rights conferred upon the record holders of the Company's cumulative preferred stock pursuant to the provision of
    Article V(B)(iii) of the Company's Articles of Incorporation, to constitute a majority of the Company's Board of Directors. Notwithstanding the foregoing, and only with regard to any Plan covered by this Agreement the benefits of which are payable to participants solely in terms of cash, a Change in Control shall not include any merger, consolidation or similar transaction between the Company and The Cincinnati Gas & Electric Company ('CG&E') approved by the Company's Board of Directors, or (ii) CINergy, Corp., a corporation to be formed under the laws of the State of Delaware ('CINergy'), pursuant to the terms of an amended and restated agreement and plan of reorganization, entered into by and among the Company, CG&E, PSI Energy, Inc., CINergy, and CINergy Sub, Inc., a corporation to be formed under the laws of the State of Ohio."

         2. The Master Trust Agreement otherwise remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Third Amendment to the Master Trust Agreement for Employees'
Plans effective as of the date first above written.

PSI RESOURCES, INC.


By:  /s/ James E. Rogers
     James E. Rogers
     Chairman


U.S. TRUST COMPANY OF
CALIFORNIA, N.A.

By:  /s/ Dennis M. Kunisaki
     Name:   Dennis M. Kunisaki
     Title:  Vice President